ENERTECK CORPORATION
                        10701 Corporate Drive, Suite 150
                              Stafford, Texas 77477

                                                       October 4, 2007

BATL BioEnergy LLC
7 Lakeside Drive
Rye, New York 10580
Attention: Thomas Donino

      Re:   EnerTeck Corporation (the "Company")

Dear Tom:

      Reference is made to the Registration Rights Agreement dated as of December 9, 2005 by and between the Company and BATL BioEnergy LLC ("BATL"), as amended by a certain letter agreement, dated as of January 30, 2006 and a certain letter agreement dated April 5, 2006 (as so amended, the "Registration Rights Agreement"). Pursuant to Section 2(i) of the Registration Rights Agreement, among other things, the Company has agreed to prepare and file a Registration Statement or Registration Statements (as necessary) with the Securities and Exchange Commission covering the resale of the Registrable Securities (as defined in the Agreement) and upon any delay in the filing or effective date of such Registration Statement, BATL will be entitled to receive a Penalty Warrant (as defined in the Agreement) per 30-day period of such delay.

      On April 20, 2006 a Penalty Warrant for the purchase of 30,000 shares of Common Stock was issued in accordance with the Registration Rights Agreement (the "Initial Warrants") in respect of all Penalty Events occurring prior to April 30, 2006. On April 28, 2007, the Registration Statement was filed with the Securities and Exchange Commission but has not yet been declared effective.

      Notwithstanding anything to the contrary contained in the Registration Rights Agreement, it is hereby agreed that in the event the Effective Date (as defined in the Registration Rights Agreement) occurs during the period from and including April 30, 2006 through April 30, 2008 (the "Fixed Period"), the number of shares of Common Stock underlying any Penalty Warrant issuable due to the fact that the Registration Statement was not declared effective by the Effective Date shall be 510,000 (the "Fixed Penalty Warrant"), regardless of at which point during the Fixed Period the Effective Date occurs. For the avoidance of doubt, if the Effective Date shall have not occurred on or prior to April 30, 2008, then the Company shall once again be obligated to issue a Penalty Warrant to BATL per 30-day period following the Fixed Period that the Effective Date has not occurred, in accordance with the terms of Section 2(i) of the Registration Rights Agreement. The Fixed Penalty Warrant shall be delivered to BATL immediately upon the execution hereof.

BATL BioEnergy LLC
October 4, 2007
Page 2

      Except as modified herein, the Agreement remains in full force and effect.

      If this letter accurately reflects our agreement with regard to the above, please sign and return this letter via facsimile.

                                                  Very truly yours,

                                                  ENERTECK CORPORATION


                                                  By:
                                                      --------------------------
                                                  Name: Dwaine Reese
                                                  Title: Chief Executive Officer


AGREED AND ACCEPTED AS OF
THE 4th DAY OF OCTOBER, 2007:

BATL BIOENERGY LLC


By:
    --------------------------
Name: Thomas Donino
Title: President